Exhibit 99.1

POWERSECURE REPORTS FOURTH QUARTER 2014 RESULTS

— Record fourth quarter revenues of $81.7 million —

— $368 million backlog represents all-time high —

—LED lighting product gross margin increases to a record 41.8 percent in fourth quarter—

—Utility Infrastructure fourth quarter gross margin improves 330 basis points over 3Q 2014—

Wake Forest, N.C. – March 4, 2015 – PowerSecure International, Inc. (NYSE: POWR) today reported its fourth quarter 2014 results. Highlights include:

•	Fourth quarter 2014 revenues increase 11.1 percent y-o-y to record $81.7 million

•	Fourth quarter 2014 GAAP EPS of $0.02

•	Fourth quarter distributed generation revenues of $34.3 million, up 30.0 percent y-o-y

•	Fourth quarter energy efficiency revenues of $17.4 million, up 78.8 percent y-o-y

“We are pleased that our execution through the second half of 2014 has translated into a record backlog and strong fourth quarter results, driven by significant improvements in the profitability of our utility infrastructure business, record LED margins and contributions from our mission critical acquisition,” said Sidney Hinton, chief executive officer of PowerSecure.

“We believe these results, combined with our record backlog, robust pipeline and strong operational focus, position PowerSecure for meaningful top and bottom line growth in 2015,” Hinton added.

Fourth Quarter 2014:

Revenues

PowerSecure’s fourth quarter 2014 (4Q 2014) revenues of $81.7 million, an increase of $8.2 million, or 11.1 percent, from the fourth quarter of 2013 (4Q 2013), were driven by a 30.0 percent year-over-year (y-o-y) increase in revenues from distributed generation products and services and a 78.8 percent y-o-y increase in revenues from energy efficiency products and services, partially offset by a 19.7 percent y-o-y decrease in revenues from utility infrastructure products and services, as shown below.

	Quarter Ended December 31,		Period-over-Period Difference
	2014	2013	$	%
Segment Revenues:
Distributed Generation	$34,261	$26,350	$7,911	30.0%
Utility Infrastructure	30,146	37,527	(7,381)	(19.7)%
Energy Efficiency	17,352	9,703	7,649	78.8%
Intersegment Eliminations	(12)	—	(12)	n/m

Total	$81,747	$73,580	$8,167	11.1%

Gross Margin

GAAP gross margin as a percentage of revenue was 25.8 percent in 4Q 2014, compared to 22.4 percent in 4Q 2013. On a non-GAAP basis, excluding the cost of sales portion of the 4Q 2013 restructuring charge discussed below, gross margin as a percentage of revenue was 27.4 percent in 4Q 2013. The increase in y-o-y GAAP gross margin was due to the non-comparable 4Q 2013 restructuring charge, partially offset by lower gross margins on the mix of projects completed during the quarter, including higher amounts of solar distributed generation revenues.

	Quarter Ended
	December 31,
	2014	2013
Company GAAP Gross Margin %	25.8%	22.4%
Company non-GAAP Gross Margin %*	25.8%	27.4%

*	- Non-GAAP gross margin percentage excludes 4Q 2013 restructuring charges to cost of sales. See non-GAAP reconciliation below.

Operating Expenses

Operating expenses for 4Q 2014 were $20.1 million, compared to $18.3 million on a GAAP basis and $16.7 million on a non-GAAP basis in 4Q 2013, as shown in the table below. The increase in 4Q 2014 operating expenses consists of incremental operating cost related to the acquisitions of our mission critical and retail energy services businesses during the year, increased personnel and insurance costs, as well as higher professional fees.

	Quarter Ended December 31,		Period-over-Period Difference
	2014	2013	$	%
Consolidated Operating Expenses:
General and administrative	$15,425	$12,748	$2,677	21.0%
Selling, marketing and service	2,279	1,818	461	25.4%
Depreciation and amortization	2,406	2,097	309	14.7%

Subtotal - Operating Expenses - non-GAAP	20,110	16,663	3,447
GAAP Adjustments:
Executive compensation charge	—	469	(469)	n/m
Restructuring charges	—	1,205	(1,205)	n/m

Total - Operating Expenses - GAAP	$20,110	$18,337	$1,773	9.7%

Operating Margin

Operating margin as a percentage of revenue was 1.2 percentage points in 4Q 2014. This compares to negative 2.5 percentage points in 4Q 2013 on a GAAP basis and positive 4.8 percentage points in 4Q 2013 on a non-GAAP basis. The increase in GAAP operating margins was driven by the increase in gross margins, and a slight decrease in operating expenses as a percentage of revenues.

Earnings Per Share

Diluted earnings per share (EPS) were $0.02 in 4Q 2014, compared to a loss of ($0.09) in 4Q 2013. Excluding the charges discussed below, non-GAAP EPS were $0.13 in 4Q 2013.

Non-GAAP Financial Measures

Non-GAAP financial measures for 4Q 2013 excluded a $4.9 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced growth and profitability. $3.7 million of this charge related to inventory and was recorded in cost of sales, and $1.2 million related to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense.

Non-GAAP financial measures for 4Q 2013 also excluded a one-time expense of $0.5 million to upgrade an annuity that underpins the post-retirement compensation of the company’s chief executive officer. See the non-GAAP reconciliation, below.

Capital Resources and Working Capital

The company ended 4Q 2014 with $33.8 million in cash, zero drawn on its $20 million revolving credit facility, and term debt and capital leases of $22.5 million. For the full year 2014, the company improved its working capital position resulting in cash from operations of $12.1 million. The company’s capital expenditures during 4Q 2014 were $3.8 million in total, with $1.7 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $2.1 million primarily invested in capital improvements, purchase of equipment for its utility infrastructure business and investment in software.

Backlog

The company’s revenue backlog stands at an all-time high of $368 million, as of the company’s last new business press release on February 23, 2015. This includes new business from awards announced on December 2, 2014, December 16, 2014, January 5, 2015, January 27, 2015 and February 23, 2015. The company’s revenue backlog represents revenue expected to be recognized after December 31, 2014, for periods including the first quarter of 2015 onward.

The company’s $368 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after December 31, 2014

Description	Anticipated Revenue	Estimated Primary Recognition Period
Project-based Revenue — Near term	$183 million	1Q15 through 3Q15
Project-based Revenue — Long term	$119 million	4Q15 through 2016
Recurring Revenue	$66 million	1Q15 through 2020

Revenue Backlog expected to be recognized after December 31, 2014	$368 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

PowerSecure Segment Results:

Distributed Generation

Distributed generation revenues in 4Q 2014 of $34.3 million reflect a 30.0 percent increase versus 4Q 2013. Total DG gross margin in 4Q 2014 was 27.8 percent compared to 42.0 percent in the same period last year. DG gross margin, not including solar projects, in 4Q 2014 was 29.9 percent compared to 43.0 percent in the same period last year.

	Quarter Ended December 31,		Period-over-Period Difference
	2014	2013	$	%
Revenue	$34,261	$26,350	$7,911	30.0%

	Quarter Ended December 31,
	2014	2013
Gross Margin %	27.8%	42.0%
Gross Margin % without solar	29.9%	43.0%

The increase in distributed generation revenues was driven by increased data center revenues from our recently acquired mission critical business and higher solar revenues. The decrease in total distributed generation gross margin was due to the lower margin profile of our distributed generation project mix, including higher revenue from solar projects which carry lower gross margins than our core distributed generation business.

Utility Infrastructure

Utility infrastructure revenues in 4Q 2014 of $30.1 million reflect a 19.7 percent decrease versus 4Q 2013. Utility infrastructure gross margin in 4Q 2014 increased to 18.1 percent from 17.3 percent in 4Q 2013, and 14.8 percent in the third quarter of 2014.

	Quarter Ended December 31,		Period-over-Period Difference
	2014	2013	$	%
Revenue	$30,146	$37,527	$(7,381)	(19.7)%

	Quarter Ended December 31,
	2014	2013
Gross Margin %	18.1%	17.3%

The y-o-y decrease in UI revenues was primarily due to the company slowing its UI new business development activity to focus on improving operational efficiency. The sequential and y-o-y gross profit margin increases in UI were driven primarily by improved operational efficiency achieved in the quarter.

Energy Efficiency

Energy efficiency revenues in 4Q 2014 of $17.4 million reflect a 78.8 percent increase versus 4Q 2013. EE gross margin in 4Q 2014 increased to 35.4 percent from negative 11 percent in 4Q 2013. Excluding the restructuring charge, 4Q 2013 EE gross margin was 26.8 percent.

	Quarter Ended		Period-over-Period
	December 31,		Difference
	2014	2013	$ %
Revenue	$17,352	$9,703	$7,649	78.8%

	Quarter Ended
	December 31,
	2014	2013
GAAP Gross Margin %	35.4%	(11.0)%
Non-GAAP Gross Margin %*	35.4%	26.8%

*	Non-GAAP gross margin % excludes restructuring charges in 4Q 2013. See non-GAAP reconciliation below.

Approximately 48 percent of EE revenues in 4Q 2014 consisted of LED lighting sales, while the remainder came from ESCO and retail energy efficiency projects. The y-o-y increase in revenues was primarily driven by both higher LED sales to retailers and increased revenue from ESCO efficiency projects, including incremental revenue from the acquired retail energy services business. The gross margin for our LED solutions was 41.8 percent in 4Q 2014, compared to negative 64.4 percent in 4Q 2013. Excluding the restructuring charge, the gross margin for our LED solutions in 4Q 2013 was 21.1 percent. The increase in our LED lighting gross margin was driven primarily by the successful completion of our LED lighting restructuring, including decreases in cost of goods sold as a result of transitioning to a more efficient sourcing and manufacturing process.

Full Year 2014:

PowerSecure’s full year 2014 (FY 2014) revenues were $256.7 million, a decrease of $13.6 million, or 5.0 percent, over full year 2013 (FY 2013).

GAAP EPS were a loss of ($0.31) for FY 2014, compared to $0.22 for FY 2013. Excluding the charges and items discussed below, non-GAAP EPS were a loss of ($0.29) for FY 2014, compared to $0.38 for FY 2013.

Non-GAAP Financial Measures

Non-GAAP financial measures for FY 2014 and FY 2013 exclude a $0.7 million and $4.9 million respectively charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations. Non-GAAP financial measures for FY 2014 and FY 2013 also excluded a one-time expense of $0.2 million and $0.6 million respectively for acquisition expenses. In addition FY 2013 non-GAAP financial measures include a one-time expense of $0.5 million to upgrade an annuity that underpins the post-retirement compensation of the company’s chief executive officer. See the non-GAAP reconciliation, below.

Conference Call Information

Company management will webcast a conference call at 5:30 p.m. ET on Wednesday, March 4, 2015. To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com. The call can also be accessed by dialing 888-680-0890 (or 617-213-4857 if dialing internationally) and providing pass code 47785244. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on March 18, 2015. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 40705329. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users and directly to retailers.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s growth and profitability and its future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the impact and prospects of acquisitions; strategic alliances and relationships and new business awards and projects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going uncertainty and inconsistency in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the company’s ability to execute on its business orders, awards and projects efficiently and with operational excellence, such as its recent large solar awards, in order to generate customer satisfaction, company profitability and future new business; the impact of the company’s acquisitions of the ESCO, Solais, Encari, mission critical and retail energy services businesses; the company’s ability to reduce and control its costs and expenses and enhance its operating income; the company’s ability to maintain and grow its utility infrastructure revenues on a profitable basis, including maintaining and improving its pricing, utilization rates and productivity rates; the impact of the company’s restructuring actions on its LED lighting operations; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes including the securities class action; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	33,775	50,915
Trade receivables, net of allowance for doubtful accounts	81,381	89,801
Inventories	35,144	16,864
Income taxes receivable	382	1,045
Deferred tax asset, net	2,320	5,368
Prepaid expenses and other current assets	3,478	2,235

Total current assets	156,480	166,228

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	62,231	56,706
Furniture and fixtures	617	572
Land, building, and improvements	7,413	6,134

Total property, plant, and equipment at cost	70,261	63,412
Less accumulated depreciation and amortization	20,392	17,467

Property, plant, and equipment, net	49,869	45,945

OTHER ASSETS:
Goodwill	40,210	30,226
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software, net of accum amort	13,642	8,715
Other assets	1,879	1,240

Total other assets	58,868	43,318

TOTAL ASSETS	265,217	255,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	39,699	24,299
Accrued and other liabilities	41,113	31,195
Accrued restructuring liabilities	114	965
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	986	935

Total current liabilities	85,643	61,125

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Term loan, net of current portion	17,832	21,563
Capital lease obligation, net of current portion	0	986
Deferred tax liability, net	1,460	8,865
Other long-term liabilities	3,913	3,365

Total long-term liabilities	23,205	34,779

STOCKHOLDERS’ EQUITY:
Preferred stock - undesignated	0	0
Preferred stock - Series C	0	0
Common stock	224	219
Additional paid-in-capital	161,163	157,401
Accumulated other comprehensive earnings (loss)	(77)	(84)
Retained earnings (deficit)	(4,941)	2,051

Total stockholders’ equity	156,369	159,587

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	265,217	255,491

PowerSecure International, Inc.

Condensed Consolidated Statements of Operations (unaudited)

($000’s except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenue	81,747	73,580	256,657	270,234
Cost of sales	60,621	57,070	192,088	198,651

Gross Profit (excluding depreciation and amortization)	21,126	16,510	64,569	71,583

Operating expenses
General and administrative	15,425	13,217	56,419	47,071
Selling, marketing, and service	2,279	1,818	8,890	7,381
Depreciation and amortization	2,406	2,097	8,902	7,287
Restructuring charges	0	1,205	427	1,205

Total operating expenses	20,110	18,337	74,638	62,944

Operating income (loss)	1,016	(1,827)	(10,069)	8,639
Other income (expense)
Interest income and other income	201	20	215	81
Interest expense	(315)	(320)	(1,236)	(817)

Income (loss) before income taxes	902	(2,127)	(11,090)	7,903
Income tax expense (benefit)	351	(234)	(4,098)	3,672

Net income (loss)	551	(1,893)	(6,992)	4,231
Net loss attributable to noncontrolling interest	0	0	0	181

Net income (loss) attributable to PowerSecure International, Inc.	551	(1,893)	(6,992)	4,412

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Basic	0.02	(0.09)	(0.31)	0.22

Diluted	0.02	(0.09)	(0.31)	0.22

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,370	21,716	22,263	19,837

Diluted	22,472	22,050	22,263	20,160

PowerSecure International, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

($000’s)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	(6,992)	4,231
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,902	7,287
Stock compensation expense	2,115	603
Loss on disposal of miscellaneous assets	28	172
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	8,597	(25,984)
Inventories	(17,719)	4,216
Deferred income taxes	(4,360)	3,292
Other current assets and liabilities	(580)	(1,336)
Other noncurrent assets and liabilities	(421)	(597)
Accounts payable	15,330	8,217
Accrued and other liabilities	8,007	(2,520)
Accrued restructuring liabilities	(851)	255

Net cash provided by (used in) operating activities	12,056	(2,164)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(13,820)	(14,305)
Purchases of property, plant and equipment	(11,208)	(9,012)
Additions to intangible rights and software development	(1,623)	(610)
Proceeds from sale of property, plant and equipment	469	177

Net cash provided by (used in) investing activities	(26,182)	(23,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Proceeds from long-term borrowings	0	25,000
Proceeds from public stock offering, net	0	34,443
Principal payments on long-term debt	(3,731)	(1,946)
Principal payments on capital lease obligations	(935)	(886)
Repurchases of common stock	(433)	(117)
Proceeds from stock option exercises	2,085	1,213

Net cash provided by (used in) financing activities	(3,014)	57,707

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(17,140)	31,793
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	50,915	19,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	33,775	50,915

Non-GAAP Pro forma Financial Measures:

Our references to our fourth quarter and full year 2014 and our fourth quarter and full year 2013 “non-GAAP pro forma” financial measures of cost of sales, gross margins, gross margins as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, net income attributable to PowerSecure International, Inc., and diluted EPS. discussed and shown in this report constitute non-GAAP financial measures.

For the fourth quarter of 2014, our non-GAAP financial measures refer to our GAAP results, excluding a one-time expense of $0.1 million related to the acquisition of the mission critical and retail energy services transactions.

For the fourth quarter of 2013, our non-GAAP financial measures refer to our GAAP results, excluding a $4.9 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, resourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $3.7 million of this charge relates to inventory and was recorded in cost of sales, and $1.2 million relates to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense. Fourth quarter 2013 non-GAAP financial measures also exclude a one-time expense of $0.5 million to upgrade an annuity that underpins the post-retirement compensation of our chief executive officer to fully guarantee future payments.

For the full year 2014, our non-GAAP financial measures exclude a $0.7 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, re-sourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $0.3 million of this first quarter 2014 charge relates to inventory and was recorded in cost of sales, and $0.4 million relates to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense. Our full year 2014 non-GAAP financial measures exclude one-time acquisition expenses of $0.2 million related to the mission critical and retail energy services transactions.

For the full year 2013, our non-GAAP financial measures refer to our GAAP results, excluding a $4.9 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. $3.7 million of this charge relates to inventory and was recorded in cost of sales, and $1.2 million relates to severance, facilities, and equipment expenses which was recorded as “restructuring charge” in operating expense. Our full year 2013 non-GAAP financial measures also exclude a one-time expense of $0.5 million to upgrade an annuity that underpins the post-retirement compensation of the company’s chief executive officer to fully guarantee future payments, and acquisition expenses of $0.6 million related to the Solais, energy efficiency services, Encari and PowerLine transactions.

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance in 2013, 2014, and in future periods with the same consistent financial context as the business was managed in those periods. Additionally, because these items were non-recurring, our non-GAAP pro forma measures are more comparable to our prior period and future period results.

We believe these non-GAAP pro forma measures also provide meaningful information to investors in terms of enhancing their understanding of our fourth quarter and full year 2014, and fourth quarter and full year 2013 operating performance and results, as they allow investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. These non-GAAP pro forma measures also correspond with the way we expect investment analysts to evaluate and compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, cost of sales, gross margin, gross margin as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, net income attributable to PowerSecure International, Inc., and diluted EPS.

The following table provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	As Reported	Acquisition Expense	Pro forma	As Reported	Restructuring Charge, Acquisition Exp, Exec Comp Charge	Pro forma
Revenue	81,747		81,747	73,580		73,580
Cost of sales	60,621		60,621	57,070	(3,667)	53,403

Gross Profit (excluding deprec/amort)	21,126	0	21,126	16,510	3,667	20,177

Gross profit % revenue	25.8%		25.8%	22.4%		27.4%

Operating expenses
General and administrative	15,425	(102)	15,323	13,217	(469)	12,748
Selling, marketing, and service	2,279		2,279	1,818		1,818
Depreciation and amortization	2,406		2,406	2,097		2,097
Restructuring charges	0	0	0	1,205	(1,205)	0

Total operating expenses	20,110	(102)	20,008	18,337	(1,674)	16,663
Total operating exp % rev	24.6%		24.5%	24.9%		22.6%

Operating income (loss)	1,016	102	1,118	(1,827)	5,341	3,514

Other income (expense)
Interest income and other income	201		201	20		20
Interest expense	(315)		(315)	(320)		(320)

Income (loss) before income taxes	902	102	1,004	(2,127)	5,341	3,214
Income tax expense (benefit)	351	40	391	(234)	588	354

Net income (loss)	551	62	613	(1,893)	4,753	2,860

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Basic	0.02	0.00	0.03	(0.09)	0.22	0.13

Diluted	0.02	0.00	0.03	(0.09)	0.22	0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,370	22,370	22,370	21,716	21,716	21,716
Diluted	22,472	22,472	22,472	21,716	22,050	22,050

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	As Reported	Restructuring Charge, Acquisition Exp	Pro forma	As Reported	Restructuring Charge, Acquisition Exp, Exec Comp Charge	Pro forma
Revenue	256,657		256,657	270,234		270,234
Cost of sales	192,088	(312)	191,776	198,651	(3,667)	194,984

Gross Profit (excluding deprec/amort)	64,569	312	64,881	71,583	3,667	75,250

Gross profit % revenue	25.2%		25.3%	26.5%		27.8%

Operating expenses
General and administrative	56,419	(154)	56,265	47,071	(1,029)	46,042
Selling, marketing, and service	8,890		8,890	7,381		7,381
Depreciation and amortization	8,902		8,902	7,287		7,287
Restructuring charges	427	(427)	0	1,205	(1,205)	0

Total operating expenses	74,638	(581)	74,057	62,944	(2,234)	60,710
Total operating exp % rev	29.1%		28.9%	23.3%		22.5%

Operating income (loss)	(10,069)	893	(9,176)	8,639	5,901	14,540

Other income (expense)
Interest income and other income	215		215	81		81
Interest expense	(1,236)		(1,236)	(817)		(817)

Income (loss) before income taxes	(11,090)	893	(10,197)	7,903	5,901	13,804
Income tax expense (benefit)	(4,098)	330	(3,768)	3,672	2,742	6,414

Net income (loss)	(6,992)	563	(6,429)	4,231	3,159	7,390

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:

Basic	(0.31)	0.03	(0.29)	0.22	0.16	0.38

Diluted	(0.31)	0.03	(0.29)	0.22	0.16	0.38

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,263	22,263	22,263	19,837	19,837	19,837

Diluted	22,263	22,263	22,263	20,160	20,160	20,160

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Adjusted EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	551	(1,892)	(6,992)	4,412

Items to Subtract from Net Income
Interest income and other income	(201)	(20)	(215)	(81)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	3,667	312	3,667
Restructuring Charges - Op Expense	0	1,205	427	1,205
Acquisition Expenses	102	0	154	560
Income tax expense (benefit)	351	(234)	(4,098)	3,672
Interest expense	315	320	1,236	817
Depreciation and Amortization	2,406	2,098	8,902	7,287
Stock compensation expense	610	165	2,115	603

Adjusted EBITDA	4,134	5,309	1,841	22,142